THE INVESTMENT COMPANY OF AMERICA
Certificate of Designation
Pursuant to Section 151
of the General Corporation Law
of the State of Delaware
_______________
                           Certificate of Designation
      Series C Alternative Common Stock
Series F Alternative Common Stock
 We, Anne M. Llewellyn and Vincent P. Corti, being, respectively, a Vice President and the Secretary of The Investment Company of America, a corporation organized and existing under the General Corporation Law of Delaware (the "Corporation"), do hereby certify:
 FIRST: That, pursuant to authority expressly vested in the Board of Directors of the Corporation by provisions of its Certificate of Incorporation, the Board of Directors has duly adopted the following resolution:
 RESOLVED, that this Board of Directors, pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation of the Corporation, hereby authorizes the issuance of two additional series of Alternative Common Stock of the Corporation and hereby fixes the voting powers, designation, preferences and relative, participating, optional, conversion or other special rights, and qualifications, limitations or restrictions thereof, limitations as to dividends, or terms or conditions of redemptions, as follows:
  (1) Designation and Number of Shares. Two hundred fifty million (250,000,000) shares of Alternative Common Stock of the Corporation shall constitute a series of Alternative Common Stock designated as Series C Alternative Common Stock, par value $0.001 per share (hereinafter, "Series C Stock"). Two hundred fifty million (250,000,000) shares of Alternative Common Stock of the Corporation shall constitute a series of Alternative Common Stock designated as Series F Alternative Common Stock, par value $0.001 per share (hereinafter, "Series F Stock").
  (2) Voting and Other Rights; Limitations, Terms and Conditions, etc. Except to the extent provided otherwise by the Certificate of Incorporation of the Corporation, the shares of Common Stock, par value $0.001 per share, of the Corporation, the shares of Series B Alternative Common Stock, par value $0.001 per share, of the Corporation, and the shares of Series C Stock and Series F Stock shall represent an equal proportionate interest in the assets of the Corporation (subject to the liabilities of the Corporation) and each share shall have identical voting, dividend, liquidation and other rights; PROVIDED, HOWEVER, that notwithstanding anything in the Certificate of Incorporation of the Corporation to the contrary:
  (i) Shares of Common Stock and Alternative Common Stock (including Series C Stock and Series F Stock) may be issued and sold subject to different sales loads or charges, whether initial, deferred or contingent, or any combination thereof, as may be established from time to time by the Board of Directors in accordance with the Investment Company Act of 1940 (the "Investment Company Act") and applicable rules and regulations of self-regulatory organizations and as shall be set forth in the applicable prospectus for the shares;
(ii) Liabilities and expenses that should be properly allocated to the shares of a particular class and series of capital stock may, pursuant to a plan adopted by the Board of Directors of the Corporation to conform with rule 18f-3 under the Investment Company Act, or a similar rule, provision, interpretation or order under the Investment Company Act, be charged to and borne solely by that class and series and the bearing of expenses solely by shares of a class and series may be appropriately reflected and cause differences in net asset value attributable to, and the dividend, redemption and liquidation rights of, the shares of different classes and series of capital stock;
   (iii) Except as otherwise provided hereinafter, on a business day no later than the fifteenth day of the first calendar month following the expiration of a 120-month period commencing on the first day of the calendar month during which Class C shares were purchased by a holder thereof, such shares (as well as a pro rata portion of any Class C shares purchased through the reinvestment of dividends or other distributions paid on all Class C shares held by such holder) shall automatically convert to Class F shares on the basis of the respective net asset values of the Class C shares and the Class F shares on the conversion date; PROVIDED, HOWEVER, that the Board of Directors, in its sole discretion, may suspend the conversion of Class C shares if any conversion of such shares would constitute a taxable event under federal income tax law (in which case the holder of such Class C shares shall have the right to exchange from time to time any or all of such Class C shares held by such holder for Class F shares on the basis of the respective net asset values of the Class C shares and Class F shares on the applicable exchange date and without the imposition of a sales charge or fee); and PROVIDED, FURTHER, that conversion (or exchange) of Class C shares represented by stock certificates shall be subject to tender of such certificates; and
   (iv) Subject to the foregoing paragraph, Common Stock and Alternative Common Stock (including Series C Stock and Series F Stock) shall have such other exchange rights as the Board of Directors shall provide in compliance with the Investment Company Act.
 SECOND: That such determination of the voting rights, designation, preferences and relative rights, and qualifications, limitations or restrictions thereof relating to said Series C Stock and Series F Stock was duly made by the Board of Directors of the Corporation pursuant to provisions of the Certificate of Incorporation of the Corporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware.
 IN WITNESS WHEREOF, this Certificate of Designation has been signed by a Vice President and the Secretary of the Corporation and said Corporation has caused its corporate seal to be hereunto affixed, all as of the 17th day of January, 2001.
     THE INVESTMENT COMPANY OF AMERICA
 (seal)
     By:  /s/ Anne M. Llewellyn
      Anne M. Llewellyn
      Vice President
ATTEST:
By:  /s/ Vincent P. Corti
 Vincent P. Corti
 Secretary